Exhibit 99.1

News Release	Contact: Bruce Russell Russell Communications Group (310) 559-4955 x101 brucerussell@ruscom.com

Cyanotech Reports Third-Quarter Fiscal 2006 Financial Results

—  Reports Sales of $2,333,000, Net Loss of $294,000 –

Webcast is scheduled for 5:30 pm ET on February 8, 2006

KAILUA KONA, Hawaii (February 8, 2006) – Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, today announced financial results for the third quarter and nine months of fiscal 2006, ended December 31, 2005.

Sales for the third quarter of fiscal 2006 were $2,333,000, down 27% and 7%, respectively, from sales of $3,180,000 for the same period of the prior fiscal year and $2,517,000 for the prior sequential quarter. Gross profit for the third quarter was $621,000, with gross profit margin of 27%, compared to a gross profit of $1,163,000 and gross profit margin of 37% reported for the same quarter of the prior year. The net loss for the third quarter was $294,000, or ($0.01) per diluted share, compared to net income of $326,000, or $0.02 per diluted share for the same quarter of the prior year and net loss of $321,000, or ($0.02) per diluted share for the second quarter of fiscal 2006.

Cash and cash equivalents, including short-term investments, at the end of the third quarter were $2,951,000 compared to the March 31, 2005 balance of $3,005,000. Working capital was $5,196,000 compared to $5,102,000 at March 31, 2005.

“Lower revenue for the third quarter resulted from reduced order levels of spirulina products and continued reduced demand for NatuRose® in Japan aquaculture,” said Gerald R. Cysewski, Ph.D., Cyanotech’s Chairman, President and CEO. “Offsetting this somewhat, sales of BioAstin® Natural Astaxanthin and private label sales of finished consumer products showed increased demand from existing as well as new customers.”

“Cyanotech holds a leading share of the high-quality segment of the spirulina market, which is now maturing into overall growth of 5% to 7% per year. The schedule for purchasing spirulina among our customers has always been variable, but we would expect, as has been typical, that orders should increase as customer inventories are consumed.

“NatuRose presents a more challenging prospect and we now know as a result of a fact-finding trip to Japan in November that the previously significant market for Sea Bream or Tai aquaculture feed may remain lower for some time. This is due to reduced sales and pricing of Sea Bream, causing growers to use less natural astaxanthin in the feed. As a result, we are diversifying our NatuRose sales efforts through several initiatives. These include feeding trials underway for Spanish Mackerel, another popular fish in Japan; concentration on the ornamental or tropical fish market worldwide where brilliant, natural color is important; and investigation of niche markets in the large salmon aquaculture arena where feed manufacturers and growers are seeking positive differentiation through all-natural products and may adopt NatuRose rather than synthetic astaxanthin. We are also looking into the feed market for companion animals, particularly dogs, where the health benefits of natural astaxanthin may warrant inclusion in premium products.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

“Our principal marketing and sales focus on BioAstin Natural Astaxanthin as an ingredient in health formulations continues to produce results with the number of wholesale customers and level of BioAstin sales up again in the third quarter. The bulk of our promotional budget continues to be dedicated to this effort.”

For the first nine months of fiscal 2006, Cyanotech reported sales of $7,879,000, a decrease from sales of $8,885,000 reported for the first nine months of the prior fiscal year. Gross profit for the first nine months of fiscal 2006 was $2,227,000 with gross profit margin of 28%, compared to gross profit of $3,104,000 and gross profit margin of 35% for the comparable period of the prior fiscal year. Decreased gross profit for both the third quarter and the first nine months of 2006 was primarily attributable to decreased sales coupled with increased natural astaxanthin and other per unit production costs. This result was due in part from a decision to reduce production in response to lower order levels. In addition, some material and freight costs have increased, and the company has absorbed its fixed costs across reduced production and sales volumes. For the first nine months of fiscal 2006 the Company reported a net loss of $462,000, or ($0.02) per diluted share compared to net income of $560,000, or $0.03 per diluted share reported for the comparable period of the prior fiscal year.

News in the Third Quarter

In November 2005, Dr. Cysewski visited customers, prospective customers, government and trade association officials on a business development trip to China, Hong Kong and Japan. Distribution agreements signed with a Chinese-American joint venture are expected to generate orders for BioAstin and NatuRose in 2006. Currently, the products are being registered with the Chinese government for sale in China.

The clinical studies of BioAstin underway during the latter half of last year have now been completed and final review and analysis are underway. The results are anticipated within 30 days.

At the end of the third quarter, most of the Company’s 69 microalgae ponds were in production with 12 ponds growing astaxanthin and the balance producing spirulina as needed. Additional ponds are available for astaxanthin production with minimal conversion time and necessary processing equipment is at hand to accommodate the conversion of several additional ponds from spirulina to astaxanthin.

Sales and Marketing

Cyanotech’s sales and marketing program will be enhanced during the fourth quarter of fiscal 2006 and beyond with a commitment to a broad-based public relations campaign for the company’s leading product for human nutrition and health, BioAstin Natural Astaxanthin. The program will target consumer media, including magazines, newspaper, radio and TV to promote consumer awareness of BioAstin and drive consumers to purchase the product from Cyanotech’s customers. These include Now Foods, Health Plus, Twin Laboratories, Jarrow Formulas, Pure Encapsulations, HVL/Douglass Labs, Derma E and Garden of Life, among others.

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“This campaign represents a major initiative by Cyanotech to support our customers in marketing BioAstin,” Dr. Cysewski said. “The timing is good because consumer awareness of natural astaxanthin for such health benefits as fighting inflammation is increasing steadily.”

As part of its overall marketing program, the Company will participate in the Natural Products Expo West trade show, March 24-26, 2006, in Anaheim, California. Dr. Cysewski will conduct a seminar on BioAstin® Natural Astaxanthin, Nature’s Anti-Inflammatory™, on March 25th. Investors are encouraged to attend this highly informative event. To attend the Cyanotech seminar or obtain additional information, contact brussell@cyanotech.com.

About Cyanotech – Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®–all natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits. NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture. Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000 certification. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

Cyanotech Corporation will hold a conference call on Wednesday, February 8, 2006 at 5:30 p.m. Eastern Time to be broadcast live over the Internet. It can be accessed by linking through the Investor Broadcast Network’s VCall website at www.vcall.com or through Cyanotech’s website, http://www.cyanotech.com. To access the simultaneous webcast, please go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call and will be archived for a period of one calendar year.

–Tables to Follow–

CYANOTECH CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	December 31, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,951	2,005
Short-term investments	1,000	1,000
Accounts receivable, net	1,445	2,069
Refundable income taxes	27	97
Inventories	2,011	1,565
Prepaid expenses	131	85
Total current assets	6,565	6,821

Equipment and leasehold improvement, net	10,358	11,174
Other assets	538	547
Total assets	$17,461	$18,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$354	$355
Accounts payable	448	977
Accrued expenses	567	387
Total current liabilities	1,369	1,719

Long-term debt, excluding current maturities	1,485	1,743
Total liabilities	2,854	3,462

Stockholder’s equity:
Common Stock of $0.005 par value; shares authorized 30,000,000; 20,913,765 shares issued and outstanding at December 31, 2005, and 20,896,265 at March 31, 2005	104	104
Additional paid-in capital	27,312	27,298
Accumulated other comprehensive income - foreign currency translation adjustments	2	27
Accumulated deficit	(12,811)	(12,349)
Total stockholders’ equity	14,607	15,080

Total liabilities and stockholders’ equity	$17,461	$18,542

CYANOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

				Nine Months, Ended
	Three Months Ended			Dec. 31,
	Dec. 31, 2005	Sept. 31, 2005	Dec. 31, 2004	2005	2004

NET SALES	$2,333	$2,517	$3,180	$7,879	$8,885
COST OF PRODUCT SALES	1,712	1,936	2,017	5,652	5,781
Gross profit	621	581	1,163	2,227	3,104

OPERATING EXPENSES:
Research and development	45	53	38	144	165
Sales and marketing	351	304	301	988	892
General and administrative	461	522	506	1,421	1,395
Total operating expenses	857	879	845	2,553	2,452

Income (loss) from operations	(236)	(298)	318	(326)	652

OTHER INCOME (EXPENSES):
Interest income	13	8	8	36	25
Interest expense	(46)	(35)	(43)	(136)	(122)
Other income (expense), net	(2)	2	37	(10)	26

Total other income (expense), net	(35)	(25)	2	(110)	(71)

Income (loss) before income taxes	(271)	(323)	320	(436)	581

INCOME TAX EXPENSE (BENEFIT)	23	(2)	(6)	26	21

NET INCOME (LOSS)	$(294)	$(321)	$(326)	$(462)	$560

NET INCOME (LOSS) PER SHARE
Basic	$(0.01)	$(0.02)	$0.02	$(0.02)	$0.03
Diluted	$(0.01)	$(0.02)	$0.02	$(0.02)	$0.03

SHARES USED IN CALCULATION OF NET INCOME (LOSS) PER SHARE:
Basic	20.906	20.896	20.771	20.900	20.753
Diluted	20.906	20.896	20.988	20.900	20.981

COMPREHENSIVE INCOME (LOSS);
Net income (loss)	$(294)	$(321)	$326	$(462)	$560
Other comprehensive income (loss)	(17)	(6)	20	(25)	10
	$(311)	$(327)	$346	$(487)	$570